Exhibit 99.1

FOR IMMEDIATE RELEASE

ROYAL CARIBBEAN GROUP REPORTS THIRD QUARTER 2021 RESULTS AND PROVIDES UPDATES ON ITS RETURN TO SERVICE

MIAMI – October 29, 2021 – Royal Caribbean Group (NYSE: RCL) today reported financial results for the third quarter of 2021 and provided business updates.

The Company has worked aggressively to restart its vessel operations. This process is proceeding at a strong pace with two-thirds of our fleet operating. The Delta-Dip caused a delay in our booking progress but did not alter the strong fundamental trajectory.

Key Highlights include:
•Over 500k guests sailed across our five brands since the restart of operations; over 1 million guests expected by year end.
•By the end of this year, the Group anticipates that 50 out of 61 ships will have returned to service across its five brands, representing almost 100% of its core itineraries and approximately 80% of worldwide capacity.
•Sailings for 2022 are booked within historical ranges and at higher prices than 2019, even when including future cruise credits (FCCs).
•Guest satisfaction scores and onboard spending per passenger are both at the highest levels in the Company’s history.
•The Group expects to be cash flow positive by spring and profitable for the full year 2022.
•Constructive dialogue with the CDC leading to the end of the prescriptive CSO in January.

Third Quarter 2021
The Company reported US GAAP Net Loss for the third quarter of 2021 of $(1.4) billion or $(5.59) per share compared to US GAAP Net Loss of $(1.3) billion or $(6.29) per share in the prior year. The Company also reported Adjusted Net Loss of $(1.2) billion or

$(4.91) per share for the third quarter of 2021 compared to Adjusted Net Loss of $(1.2) billion or $(5.62) per share in the prior year. The Net Loss and Adjusted Net Loss for the third quarter of 2021 are the result of the continued impact of the COVID-19 pandemic on the business.
Since the last business update, 11 additional ships have returned to service. As of today, 40 ships from the Company’s five brands, or approximately 65% of its capacity, have resumed sailing. The Company is thoughtfully returning ships into operations at reduced load factors and slowly building to ensure health and safety, a world class guest experience, and financial prudence. Richard Fain, Chairman & CEO said: “We want to show, in a tangible way, the safety and simplicity of cruising. Our strategy continues to focus on getting the flywheel spinning smooth and fast, so that as we turn the year we will enjoy a stable and predictable platform with which to start the WAVE Period.”

The ships that operated the Group's core Caribbean, Alaska, and Europe itineraries in the third quarter achieved a load factor of 44%. Core itineraries exclude sailings during the early ramp-up period of up to four weeks and also exclude specialized itineraries implemented during the COVID period (e.g., Singapore, Cyprus). Total revenues per Passenger Cruise Day in the third quarter was up 12% versus record 2019 levels driven mainly by strong onboard revenue performance. Ships in core itineraries in the third quarter were cash flow accretive excluding start-up costs.

"On October 25, 2021, the United States CDC issued a temporary extension of the Conditional Sail Order through January 15, 2022. Thereafter, the CDC has expressed its intention to transition to a voluntary program, in coordination with interested cruise ship operators," said Fain. "We are very pleased with the continued and constructive partnership with the CDC and the U.S. government’s COVID-19 interagency group. This is a great example of how close collaboration between the cruise industry and the CDC results in health and safety protocols that have demonstrated cruising can be one of the safest forms of vacation," Fain continued.

Continued Fleet Ramp-Up
The Group anticipates load factors on core itineraries to ramp to 65-70% during the fourth quarter. The Company anticipates 6.9 million APCDs for the fourth quarter with overall load factors of 60-65%. The Group expects all ships on core itineraries in the fourth quarter will be cash flow accretive even when including start-up costs. By the end of the year, the Group expects that 50 out of 61 ships will have returned to service, representing almost 100% of core itinerary capacity and approximately 80% of worldwide capacity. The remaining ships are expected to return by the spring of 2022 and return to historical load factors in the third quarter 2022. Mainland China is expected to resume in the spring and we have assumed lower load factors as this important long term market ramps up.

Update on Bookings

Booking volumes have improved significantly since the slowdown this summer due to the Delta variant (the '"Delta Dip"). The Company attracted more bookings in the third quarter compared to the second quarter. September was particularly strong, with new bookings for 2022 sailings more than 60% higher than the monthly average during the second quarter.

Sailings for the full year 2022 are booked within historical ranges and at higher prices than 2019. Sailings further out are experiencing more normalized booking trends than sailings closer in. As such, load factors for sailings in the first quarter 2022 are lower than historical levels; are improving but still below average in the second quarter; and are solidly within historical levels in the second half. Pricing remains strong throughout 2022, with or without FCCs.

“As cases have come down, demand has come surging back. Consumers are showing their resilience and desire to vacation, and the growing affinity of Royal Caribbean’s leading brands, ships and crew. Although there are many uncertainties going forward regarding COVID-19, as well as cost and supply chain pressures, we continue our pathway forward and anticipate positive cash flow for the Group by spring of 2022 and generating positive earnings for the full year 2022,” said Jason T. Liberty, Executive Vice President and CFO.

As of September 30, 2021, the Company had approximately $2.8 billion in customer deposits. The comparable figure for the three brands at the same time in 2019 was $3.1 billion. This represents an improvement of about $400 million over the past quarter despite the $300 million of revenue that was recognized during the quarter. Approximately 35% of the customer deposit balance is related to FCCs compared to 40% in the prior quarter; a positive trend indicating new demand. Customer deposits for second quarter 2022 forward sailings are higher than at the same time in 2019.

Liquidity and Financing Arrangements

As of September 30, 2021, the Company’s liquidity was approximately $4.1 billion, including $3.3 billion in cash and cash equivalents, $0.1 billion of undrawn revolving credit facility capacity, and a $0.7 billion commitment for a 364-day facility

The Group continues to take steps to improve its balance sheet and reduce its interest costs. During August we redeemed 40% of the 11.5% senior secured notes and issued senior unsecured notes at 5.5%. These transactions are expected to result in annual interest savings of $51 million.

As of the date of this release, there are no scheduled debt maturities for the remainder of 2021 and $2.2 billion in scheduled debt maturities for 2022.

Net interest expense for the fourth quarter of 2021 is expected to be in the range of $250-255 million.

Capital Expenditures and Capacity Updates

Based upon current ship orders and delivery schedules, the projected capital expenditures for the remainder of 2021 are $600 million. The Company expects the delivery of Silver Dawn to the Silversea fleet during the fourth quarter, which has committed financing.
Depreciation and amortization expenses for the fourth quarter of 2021 are expected to be in the range of $325-330 million.

In 2022, the Company has two ship deliveries scheduled, both with committed financing: Wonder of the Seas and Celebrity Beyond.

Fuel Expense

As of September 30, 2021, the Company had hedged approximately 51%, 32% and 5% of its total projected metric tons of fuel consumption for the remainder of 2021 and for all of 2022 and 2023, respectively. For the remainder of 2021 and for all of 2022 and 2023, the annual average cost per metric ton of the fuel swap portfolio is approximately $439, $493, and $580, respectively. As of the date of this release and following the execution of additional hedges, the Company is 53% hedged for all of 2022 at an average cost per metric ton of $502.

CONFERENCE CALL SCHEDULED
The Company has scheduled a conference call at 10:00 a.m. Eastern Time today. This call can be heard, either live or on a delayed basis, on the Company's investor relations website at www.rclinvestor.com.

Definitions
Selected Operational and Financial Metrics

Adjusted Loss per Share (“Adjusted EPS”)
Represents Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. (as defined below) divided by weighted average shares outstanding or by diluted weighted average shares outstanding, as applicable. We believe that this non-GAAP measure is meaningful when assessing our performance on a comparative basis.

Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.
Represents net loss less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) gain or loss on the extinguishment of debt; (ii) the amortization of non-cash debt discount on our convertible notes; (iii) the estimated cash refund expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur reorganization; (iv) impairment and credit losses recognized as a result of the impact of COVID-19; (v) equity investment asset impairments; (vi) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (vii) restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiative expenses; (viii) the change in the fair value in the Silversea Cruises contingent consideration and the amortization of the Silversea Cruises intangible assets resulting from our acquisition of a 66.7% interest in Silversea Cruises in 2018; (ix) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest in Silversea Cruises, which noncontrolling interest we acquired on July 9, 2020; (x) the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand; and (xi) currency translation losses recognized during the second quarter of 2020, in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and cabins not available for sale. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Occupancy ("Load Factor")
In accordance with cruise vacation industry practice, occupancy is calculated by dividing Passenger Cruise Days (as defined below) by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represents the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

About Royal Caribbean Group

Royal Caribbean Group (NYSE: RCL) is one of the leading cruise companies in the world with a global fleet of 60 ships traveling to more than 800 destinations around the world. Royal Caribbean Group is the owner and operator of three award winning cruise brands: Royal Caribbean International, Celebrity Cruises, and Silversea Cruises, and it is also a 50% owner of a joint venture that operates TUI Cruises and Hapag-Lloyd Cruises. Together, the brands have an additional 13 ships on order as of September 30, 2021. Learn more at www.royalcaribbeangroup.com or www.rclinvestor.com.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release relating to, among other things, our future performance estimates, forecasts and projections constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding revenues, costs and financial results for 2021 and beyond. Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” “considering,” and similar expressions are intended to help identify forward-looking statements. Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to, the impact of COVID-19 and other contagious illnesses on economic conditions, industries and societies generally, the travel industry and the financial position and operating results of our Company; required or voluntary travel restrictions, including current and potential suspensions of cruises; guest cancellations; the pace and effectiveness of our return to service; our ability to satisfy the Framework for the Conditional Sailing Order issued by the U.S. Centers for Disease Control and Prevention; the impact of state regulation and litigation regarding proof of passenger vaccination; our ability to obtain sufficient financing, capital or revenues to satisfy liquidity needs, capital expenditures, debt repayments and other financing needs; the effectiveness of the actions we have taken to improve and address our liquidity needs; the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending and operating costs; supply chain disruptions; incidents or adverse publicity concerning our ships, port facilities, land destinations and/or passengers or the cruise vacation industry in general; concerns over safety, health and security of guests and crew; the cost and effectiveness of our safety protocols relating to COVID-19; impairments of our goodwill, long-lived assets, equity investments and notes receivable; difficulties sourcing crew, provisions and supplies; the occurrence of COVID-19 and other contagious diseases on our ships and concerns about the risk of illness when traveling to, on or from our ships; unavailability of ports of call;

growing anti-tourism sentiments and environmental concerns; changes in U.S. foreign travel policy; uncertainties relating to conducting business internationally and expanding into new markets and new ventures; our ability to recruit, develop and retain high quality personnel; changes in operating and financing costs; the impact of our current and future indebtedness; the impact of foreign currency exchange rates, inflation and interest rate and fuel price fluctuations; labor shortages; the impact of conversions of our convertible notes, if any, in shares of our common stock or a combination of cash and shares of our common stock; our expectation that we will not declare or pay dividends on our common stock for the foreseeable future; vacation industry competition and changes in industry capacity and overcapacity; the risks and costs related to cyber security attacks, data breaches, protecting our systems and maintaining data security and integrity, as well as personal data of our guests, employees and others; the impact of new or changing legislation and regulations or governmental orders on our business; pending or threatened litigation, investigations and enforcement actions; the effects of weather, natural disasters and seasonality on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; the unavailability or cost of air service; and uncertainties of a foreign legal system as we are not incorporated in the United States.

In addition, many of these risks and uncertainties are heightened and will continue to be heightened, or in the future may be heightened, by the COVID-19 pandemic. It is not possible to predict or identify all such risks.

More information about factors that could affect our operating results is included under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures defined as non-GAAP financial measures under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Passenger ticket revenues	$280,153	$3,204	$323,782	$1,487,077
Onboard and other revenues	176,805	(36,892)	226,104	687,590
Total revenues	456,958	(33,688)	549,886	2,174,667
Cruise operating expenses:
Commissions, transportation and other	64,780	(3,321)	72,917	342,632
Onboard and other	42,703	6,036	55,782	151,333
Payroll and related	265,974	119,213	530,250	693,480
Food	48,950	5,640	74,618	154,439
Fuel	118,127	53,815	219,058	327,275
Other operating	273,157	127,226	569,383	830,689
Total cruise operating expenses	813,691	308,609	1,522,008	2,499,848
Marketing, selling and administrative expenses	323,422	246,779	867,021	944,087
Depreciation and amortization expenses	325,907	317,139	959,512	961,226
Impairment and credit losses	(238)	89,899	39,934	1,354,514
Operating Loss	(1,005,824)	(996,114)	(2,838,589)	(3,585,008)
Other income (expense):
Interest income	3,786	5,017	13,317	15,757
Interest expense, net of interest capitalized	(430,661)	(259,349)	(1,007,986)	(571,149)
Equity investment loss	(29,085)	(78,013)	(137,044)	(140,258)
Other income (expense)	37,230	(10,853)	66,771	(127,537)
	(418,730)	(343,198)	(1,064,942)	(823,187)
Net Loss	(1,424,554)	(1,339,312)	(3,903,531)	(4,408,195)
Less: Net Income attributable to noncontrolling interest	—	7,444	—	22,332
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,424,554)	$(1,346,756)	$(3,903,531)	$(4,430,527)
Loss per Share:
Basic	$(5.59)	$(6.29)	$(15.56)	$(21.01)
Diluted	$(5.59)	$(6.29)	$(15.56)	$(21.01)
Weighted-Average Shares Outstanding:
Basic	254,713	214,163	250,808	210,894
Diluted	254,713	214,163	250,808	210,894

Comprehensive Loss
Net Loss	$(1,424,554)	$(1,339,312)	$(3,903,531)	$(4,408,195)
Other comprehensive income (loss):
Foreign currency translation adjustments	5,022	19,071	11,255	55,698
Change in defined benefit plans	(3,627)	(3,086)	3,748	(16,953)
(Loss) gain on cash flow derivative hedges	(13,264)	66,135	48,514	(110,139)
Total other comprehensive (loss) income	(11,869)	82,120	63,517	(71,394)
Comprehensive Loss	(1,436,423)	(1,257,192)	(3,840,014)	(4,479,589)
Less: Comprehensive Income attributable to noncontrolling interest	—	7,444	—	22,332
Comprehensive Loss attributable to Royal Caribbean Cruises Ltd.	$(1,436,423)	$(1,264,636)	$(3,840,014)	$(4,501,921)

ROYAL CARIBBEAN CRUISES LTD.
STATISTICS (1)
(unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Passengers Carried	251,744	1,230	327,226	1,261,075
Passenger Cruise Days	1,496,609	5,424	1,771,087	8,653,799
APCD	4,112,256	5,424	4,967,078	8,437,003
Occupancy	36.4%	100.0%	35.7%	102.6%
(1) Due to the three-month reporting lag, we include Silversea Cruises' results of operations from April 1 through June 30 for the quarters ended September 30, 2021 and 2020 and from October 1 through June 30 for the nine months ended September 30, 2021 and 2020.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	As of
	September 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,289,326	$3,684,474
Trade and other receivables, net of allowances of $12,369 and $3,867 at September 30, 2021 and December 31, 2020, respectively	397,232	284,149
Inventories	142,408	118,703
Prepaid expenses and other assets	268,008	154,339
Derivative financial instruments	70,407	70,082
Total current assets	4,167,381	4,311,747
Property and equipment, net	25,699,712	25,246,595
Operating lease right-of-use assets	560,224	599,985
Goodwill	809,373	809,480
Other assets, net of allowances of $85,089 and $81,580 at September 30, 2021 and December 31, 2020, respectively	1,428,876	1,497,380
Total assets	$32,665,566	$32,465,187
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$956,743	$961,768
Current portion of operating lease liabilities	71,341	102,677
Commercial paper	—	409,319
Accounts payable	461,411	353,422
Accrued interest	248,983	252,668
Accrued expenses and other liabilities	658,987	615,750
Derivative financial instruments	79,305	56,685
Customer deposits	2,766,150	1,784,832
Total current liabilities	5,242,920	4,537,121
Long-term debt	19,882,760	17,957,956
Long-term operating lease liabilities	549,099	563,876
Other long-term liabilities	523,289	645,565
Total liabilities	26,198,068	23,704,518

Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	—	—
Common stock ($0.01 par value; 500,000,000 shares authorized; 282,672,234 and 265,198,371 shares issued, September 30, 2021 and December 31, 2020, respectively)	2,827	2,652
Paid-in capital	7,547,210	5,998,574
Retained earnings	1,659,244	5,562,775
Accumulated other comprehensive loss	(675,824)	(739,341)
Treasury stock (27,882,987 and 27,799,775 common shares at cost, September 30, 2021 and December 31, 2020, respectively)	(2,065,959)	(2,063,991)
Total shareholders’ equity	6,467,498	8,760,669
Total liabilities and shareholders’ equity	$32,665,566	$32,465,187

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net Loss	$(3,903,531)	$(4,408,195)
Adjustments:
Depreciation and amortization	959,512	961,226
Impairment and credit losses	39,934	1,354,514
Net deferred income tax benefit	(31,395)	(4,586)
(Gain) loss on derivative instruments not designated as hedges	(11,560)	64,541
Share-based compensation expense	55,435	29,871
Equity investment loss	137,044	140,258
Amortization of debt issuance costs	94,511	54,887
Amortization of debt discounts and premiums	93,517	36,330
Loss on extinguishment of debt	138,759	41,109
Currency translation adjustment losses	—	69,044
Change in fair value of contingent consideration	—	(45,126)
Changes in operating assets and liabilities:
(Increase) decrease in trade and other receivables, net	(225,535)	133,769
(Increase) decrease in inventories	(26,711)	19,675
(Increase) decrease in prepaid expenses and other assets	(123,935)	271,315
Increase (decrease) in accounts payable	107,215	(90,306)
(Decrease) increase in accrued interest	(3,685)	164,284
Decrease in accrued expenses and other liabilities	(5,911)	(87,936)
Increase (decrease) in customer deposits	1,031,930	(1,608,355)
Dividends received from unconsolidated affiliates	—	2,215
Other, net	1,637	(4,789)
Net cash used in operating activities	(1,672,769)	(2,906,255)
Investing Activities
Purchases of property and equipment	(1,654,271)	(1,573,241)
Cash received on settlement of derivative financial instruments	27,497	3,771
Cash paid on settlement of derivative financial instruments	(54,916)	(139,940)
Investments in and loans to unconsolidated affiliates	(70,084)	(87,943)
Cash received on loans to unconsolidated affiliates	25,647	15,581
Proceeds from the sale of property and equipment and other assets	175,439	—
Other, net	(9,546)	(6,921)
Net cash used in investing activities	(1,560,234)	(1,788,693)
Financing Activities
Debt proceeds	4,144,077	12,672,189
Debt issuance costs	(159,147)	(348,118)
Repayments of debt	(2,212,510)	(3,430,245)
Premium on repayment of debt	(135,372)	—
Proceeds from issuance of commercial paper notes	—	6,765,816

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended September 30,
	2021	2020
Repayments of commercial paper notes	(414,570)	(7,837,635)
Dividends paid	—	(326,421)
Proceeds from common stock issuances	1,621,860	—
Other, net	(5,779)	(25,824)
Net cash provided by financing activities	2,838,559	7,469,762
Effect of exchange rate changes on cash	(704)	(1,764)
Net (decrease) increase in cash and cash equivalents	(395,148)	2,773,050
Cash and cash equivalents at beginning of period	3,684,474	243,738
Cash and cash equivalents at end of period	$3,289,326	$3,016,788
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$630,740	$258,063
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment and other assets	$16,000	$53,419
Purchase of property and equipment included in accounts payable and accrued expenses and other liabilities	$22,925	$13,603
Non-cash Financing Activities
Purchase of Silversea Cruises non-controlling interest	$—	$592,313
Termination of Silversea Cruises contingent consideration obligation	$—	$17,274

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd. and Adjusted Loss per Share attributable to Royal Caribbean Cruises Ltd. were calculated as follows (in thousands, except per share data):
	Quarter Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Loss attributable to Royal Caribbean Cruises Ltd.	$(1,424,554)	$(1,346,756)	$(3,903,531)	$(4,430,527)
Adjusted Net Loss attributable to Royal Caribbean Cruises Ltd.	(1,249,701)	(1,204,350)	(3,615,102)	(2,797,335)
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$174,853	$142,406	$288,429	$1,633,192
Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.:
Loss on extinguishment of debt (2)	$141,915	$774	$138,759	$41,109
Convertible debt amortization of debt discount (3)	26,073	17,750	78,219	21,934
Pullmantur reorganization settlement (4)	5,242	—	10,242	21,637
Impairment and credit losses (5)	(237)	89,899	39,934	1,354,514
Equity investment impairments (6)	—	—	26,042	39,735
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (7)	—	—	(6,584)	(1,938)
Restructuring charges and other initiatives expense (8)	74	5,720	1,721	50,745
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (9)	1,623	2,548	4,869	(35,919)
Noncontrolling interest adjustment (10)	—	25,715	—	72,331
Net gain related to the sale of the Azamara brand (11)	163	—	(4,773)	—
Currency translation adjustment losses (12)	—	—	—	69,044
Net Adjustments to Net Loss attributable to Royal Caribbean Cruises Ltd.	$174,853	$142,406	$288,429	$1,633,192

Loss per Share - Diluted	$(5.59)	$(6.29)	$(15.56)	$(21.01)
Adjusted Loss per Share - Diluted	(4.91)	(5.62)	(14.41)	(13.26)
Net Adjustments to Loss per Share	$0.68	$0.67	$1.15	$7.75

Adjustments to Loss per Share:
Loss on extinguishment of debt (2)	$0.56	$—	$0.55	$0.20
Convertible debt amortization of debt discount (3)	0.10	0.08	0.32	0.10
Pullmantur reorganization settlement (4)	0.02	—	0.04	0.10
Impairment and credit losses (5)	—	0.42	0.16	6.43
Equity investment impairments (6)	—	—	0.10	0.19
Oasis of the Seas incident, Grand Bahama's drydock write-off and other incidental expenses (7)	—	—	(0.03)	(0.01)
Restructuring charges and other initiatives expense (8)	—	0.03	0.01	0.24
Change in the fair value of contingent consideration and amortization of Silversea Cruises intangible assets related to Silversea Cruises acquisition (9)	—	0.02	0.02	(0.17)
Noncontrolling interest adjustment (10)	—	0.12	—	0.34
Net gain related to the sale of the Azamara brand (11)	—	—	(0.02)	—
Currency translation adjustment losses (12)	—	—	—	0.33
Net Adjustments to Loss per Share	$0.68	$0.67	$1.15	$7.75

Weighted-Average Shares Outstanding - Diluted	254,713	214,163	250,808	210,894

(2) For the three months ended September 30, 2021, represents the net loss on the partial repayment of the 11.50% senior secured notes due 2025 in the amount of $928.0 million. For the nine months ended September 30, 2021, represents the net loss on the partial repayment of the 11.50% senior secured notes due 2025, the second quarter 2021 net gain on the full repayment of the Silversea Notes and the first quarter 2021 loss on the partial repayment of the $1.55 billion unsecured revolving credit facility. For the nine months ended September 30, 2020, represents a loss on the extinguishment of the $2.2 billion Senior Secured Term Loan.
(3) Represents the amortization of non-cash debt discount on our convertible notes.
(4) Represents estimated cash refunds expected to be paid to Pullmantur guests and other expenses incurred as part of the Pullmantur reorganization.
(5) In 2021 and 2020, represents asset impairment and credit losses as a result of the impact of COVID-19. In 2021, amounts are net of the recovery of credit losses recognized in 2020.
(6) Represent equity investment asset impairments, primarily for our investments in TUI Cruises GmbH in 2021 and Grand Bahama Shipyard in 2020, as a result of the impact of COVID-19.
(7) Amounts include net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.
(8) Represents primarily restructuring charges incurred in relation to the reduction in our U.S. workforce and other initiatives expenses.
(9) Related to the Silversea Cruises acquisition.
(10) Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.'s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest, which noncontrolling interest we acquired on July 9, 2020.
(11) Represents the net gain recognized in the first quarter of 2021 in relation to the sale of the Azamara brand.
(12) Represents currency translation losses recognized during the second quarter of 2020, in connection with the ships classified as assets held-for-sale that were previously chartered to Pullmantur.